Exhibit (d)(4)

This FIRST SUPPLEMENTAL INDENTURE, dated as of May 11, 2009 (this “First Supplemental Indenture”), is made by and among GILEAD PALO ALTO, INC. (formerly known as CV Therapeutics Inc.), a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under the Indenture referred to herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee, as successor trustee to Wells Fargo Bank, N.A., are parties to an Indenture dated as of May 18, 2004 (the “Indenture”), providing for the issuance of 2.75% Senior Subordinated Convertible Notes due 2012 (herein called the “Securities”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2009, with Gilead Sciences, Inc., a Delaware corporation (“Gilead”), and Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (“Acquisition Sub”). Pursuant to the Merger Agreement, on March 18, 2009, Acquisition Sub commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a purchase price of $20.00 per Share, net to the holders in cash (the “Offer Price”), on the terms and subject to the conditions set forth in the Merger Agreement and the Offer to Purchase relating to the Offer.

WHEREAS, following the successful completion of the Offer, Acquisition Sub merged with and into the Company with the Company as the surviving corporation (the “Merger”).

WHEREAS, upon the Merger, all publicly-held Shares not purchased in the Offer were converted into the right to receive the Offer Price in cash (without interest and subject to applicable withholding taxes).

WHEREAS, Section 12.11 of the Indenture provides that in the case of any merger of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company shall execute with the Trustee a supplemental indenture providing that each Security shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such Holder would have been entitled to receive upon such merger had such Securities been converted into Common Stock immediately prior to such merger assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, and that such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 12 of the Indenture.

WHEREAS, Section 7.1(c) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities without the consent or affirmative vote of any Holders of the Securities for the purposes specified therein;

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company (including a Board Resolution);

WHEREAS, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1

EFFECT OF MERGER

SECTION 1.1 Conversion of Securities.

(a) In accordance with Section 12.11 of the Indenture, at and after the effective time of the Merger, the Holder of each Security then Outstanding shall have the right, during the period such Security shall be convertible as specified in Section 12.1 of the Indenture, to convert such Security only into the Offer Price in cash (without interest and subject to applicable withholding taxes) received as a result of the Merger by a holder of the number of shares of Common Stock of the Company into which such Security was convertible immediately prior to the Merger (which for the avoidance of doubt, shall be equal to $1,130.95 per $1,000 aggregate principal amount of Securities).

(b) Following the effective time of the Merger, the conversion adjustments in Article 12 of the Indenture shall apply as nearly equivalently as may be practicable to the Offer Price in cash to be issued upon conversion of the Securities as the application of such conversion adjustments to the Common Stock.

SECTION 1.2 Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 2

MISCELLANEOUS

SECTION 2.1 Effectiveness of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

SECTION 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10 Counterparts. This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.11 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.12 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein (other than the eighth recital), all of which recitals are made solely by the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

GILEAD PALO ALTO, INC. (F/K/A CV THERAPEUTICS, INC.)

By:	/s/ John Milligan
Name:	John Milligan
Title:	President and COO

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President